                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934
                               (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               PLANETRX.COM, INC.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

    ------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

    ------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

    ------------------------------------------------------------------------

  (5) Total fee paid:

    ------------------------------------------------------------------------

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (6) Amount Previously Paid:

    ------------------------------------------------------------------------

  (7) Form, Schedule or Registration Statement No.:

    ------------------------------------------------------------------------

  (8) Filing Party:

    ------------------------------------------------------------------------

  (9) Date Filed:

    ------------------------------------------------------------------------

                             [LOGO OF PLANETRX.COM]

                               PLANETRX.COM, INC.
                       349 Oyster Point Blvd., Suite 201
                     South San Francisco, California 94080

                               November 14, 2000

                   TO THE STOCKHOLDERS OF PLANETRX.COM, INC.

Dear Stockholder:

   You are cordially invited to attend a special meeting of stockholders of PlanetRx.com, Inc., which will be held at the company's offices at 349 Oyster Point Blvd., Suite 201, South San Francisco, California in "The Cellegy Conference Room," on Thursday, November 30, 2000, at 9:00 a.m. local time.

   The purpose of the meeting is to (1) approve an increase in our authorized common stock; (2) approve the issuance of common stock under a stock purchase agreement with Alpha Venture Capital, Inc. that provides for the sale by us of up to $50 million of common stock as we request it over up to a 24-month period; and (3) approve an amendment to our certificate of incorporation effecting a 1-for-8 reverse stock split. Further details are given in the attached notice of special meeting and proxy statement.

   It is important that your shares be represented and voted at the meeting. Your vote as a stockholder of PlanetRx.com is important. You may vote your shares by:

  . marking, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope provided;

  . dialing the toll-free voting line at 1-877-PRX-VOTE (1-877-779-8683) and casting your vote in accordance with the instructions given to you on the telephone; or

  . casting your vote via the Internet at http//:www.eproxyvote.com in accordance with the instructions provided on the website.

   You may also vote in person at the meeting, even if you have used any of the three options above. If your shares are not registered in your own name and you plan to attend the meeting and vote your shares in person, you will need to ask the broker, trust company, bank or other nominee that holds your shares to provide you with evidence of your share ownership on November 8, 2000 and bring that evidence to the meeting.

   On behalf of the board of directors, I would like to express our appreciation for your continued interest in the affairs of PlanetRx.com. We look forward to seeing you at the special meeting.

                                          Sincerely,

                                          -------------------------------------
                                          Michael Beindorff
                                          Chairman and Chief Executive Officer

                               PLANETRX.COM, INC.
                       349 Oyster Point Blvd., Suite 201
                     South San Francisco, California 94080

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          To be held November 30, 2000

   A special meeting of stockholders of PlanetRx.com, Inc. will be held at the company's offices at 349 Oyster Point Blvd., Suite 201, South San Francisco, California in "The Cellegy Conference Room," on Thursday, November 30, 2000, at 9:00 a.m. local time for the following purposes:

  1. To approve an amendment to our certificate of incorporation increasing the number of authorized shares of common stock from 100 million to 200 million shares;

  2. To approve the issuance of common stock under a stock purchase agreement dated as of July 24, 2000 with Alpha Venture Capital, Inc., a Cook Islands corporation, which provides for the sale by us of up to $50 million of our common stock as we request it over up to a 24-month period;

  3. To approve an amendment to our certificate of incorporation effecting a 1-for-8 reverse stock split; and

  4. To transact such other business as may properly come before the meeting or any adjournments or postponements.

   The foregoing items of business are more fully described in the attached proxy statement.

   Only stockholders of record at the close of business on November 8, 2000 are entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements. A list of such stockholders will be available for inspection at PlanetRx.com's headquarters located at 349 Oyster Point Blvd., Suite 201, South San Francisco, California during ordinary business hours for the ten-day period before the special meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          -------------------------------------
                                          Michael Beindorff
                                          Chairman and Chief Executive Officer

South San Francisco, California
November 14, 2000


                                   IMPORTANT

 WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE; OR VOTE TELEPHONICALLY OR VIA THE WEB, IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                               PLANETRX.COM, INC.
                       349 Oyster Point Blvd., Suite 201
                     South San Francisco, California 94080

                               ----------------

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                          to be held November 30, 2000

   These proxy materials are furnished in connection with the solicitation of proxies by the board of directors of PlanetRx.com, Inc., a Delaware corporation, for a special meeting of stockholders to be held at the company's offices at 349 Oyster Point Blvd., Suite 201, South San Francisco, California in "The Cellegy Conference Room," on Thursday, November 30, 2000, at 9:00 a.m. local time, and at any adjournment or postponement of the special meeting. These proxy materials are first being mailed to stockholders on or about November 14, 2000.

                               PURPOSE OF MEETING

   The specific proposals to be considered and acted on at the special meeting are summarized in the accompanying notice of special meeting of stockholders. Each proposal is described in more detail in this proxy statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

   PlanetRx.com's common stock is the only type of security entitled to vote at the special meeting. On November 8, 2000, the record date for determination of stockholders entitled to vote at the special meeting, there were 50,042,371 shares of common stock outstanding. Each stockholder of record on the record date is entitled to one vote for each share of common stock held by the stockholder on that date. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

   PlanetRx.com's bylaws provide that the holders of a majority of PlanetRx.com's common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

   The affirmative vote of the holders of a majority of our outstanding shares of common stock is required for approval of Proposal 1 and Proposal 3. The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the special meeting is required for approval of Proposal 2. Abstentions and broker non-votes will not be counted as having been voted on any proposal.

   If there are not sufficient votes to approve the proposals at the time of the special meeting, the meeting may be adjourned in order to permit further solicitation of proxies by the board of directors. However, no proxy voted against a proposal will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the proposal.

Proxies

   Whether or not you are able to attend PlanetRx.com's special meeting, you are urged to complete and return the enclosed proxy, which is solicited by PlanetRx.com's board of directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, properly completed proxies will be voted "FOR" Proposals 1, 2 and 3, and in the discretion of the proxy holders as to other matters that may properly come before the special meeting. You may also revoke or change your proxy at any time before the special meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of PlanetRx.com at PlanetRx.com's principal executive offices before the beginning of the special meeting. You may also automatically revoke your proxy by attending the special meeting and voting in person. All shares represented by a valid proxy received before the special meeting will be voted.

Solicitation of Proxies

   PlanetRx.com will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to the beneficial owners. In addition, PlanetRx.com may reimburse such persons for their costs of forwarding the solicitation material to the beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of PlanetRx.com. No additional compensation will be paid to these individuals for these services.

                                  PROPOSAL 1:
             AMENDMENT TO CERTIFICATE OF INCORPORATION AUTHORIZING
                AN ADDITIONAL 100 MILLION SHARES OF COMMON STOCK

   Our board of directors has proposed amending Article IV of our certificate of incorporation to increase the number of authorized shares of common stock from 100 million to 200 million shares. The full text of the proposed amendment is attached to this proxy statement as Appendix A.

   As described in Proposal 2, we have entered into an agreement with Alpha Venture Capital, Inc., a Cook Islands corporation, to sell up to $50 million of our common stock from time to time at our election over up to a 24-month period under what is sometimes called an equity line of credit. Adoption of the amendment to our certificate of incorporation is required in order for us to sell more than approximately 49 million shares under the stock purchase agreement with Alpha. However, adoption of the proposed amendment is not conditioned on stockholder approval of the transactions with Alpha described in Proposal 2. If Proposal 1 is approved, authorized shares of common stock that are not issued to Alpha will be available for issuance from time to time in the future.

   As of November 8, 2000, there were 50,042,371 shares of common stock outstanding. In addition, as of that date, 8,671,334 shares were reserved for issuance under our stock option plans and 650,000 additional shares were reserved for issuance under outstanding warrants. Holders of common stock are not entitled, as a matter of right, to preemptive rights or the right to subscribe for any other PlanetRX.com securities. The issuance of common stock from time to time in the future to Alpha or to others could significantly dilute the interests of existing holders of our common stock.

   The affirmative vote of the holders of not less than a majority of our outstanding shares of common stock is required for approval of the amendment increasing our authorized shares of common stock from 100 million to 200 million shares. Broker non-votes and abstentions will not be counted as having been voted on the proposal.

   The board of directors recommends a vote "FOR" the amendment to our certificate of incorporation increasing the number of authorized shares of common stock to 200 million. All proxies solicited by the board of directors will be voted "FOR" Proposal 1 unless stockholders specify in their proxies a contrary choice.

                                  PROPOSAL 2:
                     APPROVAL OF ISSUANCE OF STOCK TO ALPHA

   The board of directors also is seeking stockholder approval for the issuance of common stock under a stock purchase agreement with Alpha Venture Capital, Inc., a Cook Islands corporation, providing for the sale to Alpha of up to $50 million of our common stock from time to time at our election over up to a 24-month period. We signed the stock purchase agreement with Alpha on July 25, 2000. The agreement establishes what is sometimes called an equity line of credit or an equity draw down facility. We may make periodic draws in exchange for shares of our common stock. The amount of each draw and the number and price of the shares so sold will depend on the trading price and trading volume of our common stock around the time of the draw.

   Because our common stock is listed on the Nasdaq National Market, we are required to comply with Nasdaq's listing rules. One of those rules provides that we must get stockholder approval before we issue common stock or securities convertible into or exercisable for common stock in a private offering if:

  . the price at which we will issue the common stock is less than the greater of book or market value of the common stock; and

  . the number of shares to be issued will equal 20% or more of the number of shares of common stock outstanding or 20% or more of the voting power outstanding at the closing of the transaction that gave rise to the issuance.

   The amount of common stock we expect to issue Alpha under the stock purchase agreement exceeds 20% of the number of shares of common stock we had outstanding on July 25, 2000, the date of closing of the agreement. The majority of those shares will be issued at less than the greater of book or market value of our common stock.

   We are also seeking stockholder approval under a Nasdaq listing rule that requires stockholder approval for stock issuances that will result in a change of control. Depending on the number of shares sold to Alpha under the agreement and on the extent of resales of the shares by Alpha, Alpha could own a majority of our outstanding common stock as a result of purchases under the draw down facility.

Need for Additional Capital

   Since our organization in 1995, we have incurred significant losses and negative cash flow, and we expect operating losses and negative cash flow to continue for the foreseeable future. As of June 30, 2000, we had an accumulated deficit of $196.8 million. We expect to incur additional costs and expenses related to:

  . marketing and customer acquisition and other promotional activities;

  . the continued development of the PlanetRx.com website, our computer network and the systems that we use to process customers' orders and payments;

  . the continued development of healthcare-related content on the PlanetRx.com website;

  . the development of marketing and distribution relationships with strategic business partners; and

  . the establishment and development of relationships in the healthcare industry.

   The stock purchase agreement with Alpha provides an attractive mechanism for raising capital. Alpha has committed to provide us up to $50 million as we request it for a 12-month period, in return for common stock. If we draw down a minimum of $10 million during the first 12-month period, we may extend the term of our agreement an additional 12 months. Once every 10 trading days, we may request a draw down of no less than $500,000 and up to $8 million, subject to a cap based on the trading price and volume of our common stock. We expect to use the proceeds from the stock sales to Alpha for working capital and capital expenditures, including the uses outlined above.

   We currently expect that our available cash resources combined with the maximum draw down under our agreement with Alpha will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. However, if our stock price and trading volume decline from current levels, we may not be able to draw down all $50 million under the agreement, and our available cash resources may only meet our requirements for the next six months.

Description of Alpha

   Alpha Venture Capital is engaged in the business of investing in publicly traded equity securities for its own account. Alpha's principal offices are located at Cumberland House, Cumberland Street, Nassau, New Providence, The Bahamas. Investment decisions for Alpha are made by its board of directors. Other than the warrants we issued to Alpha in connection with signing the stock purchase agreement, Alpha does not currently own any of our securities as of the date of this proxy statement. Other than its obligation to purchase common shares under the stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Alpha and us, other than the stock purchase agreement.

Description of Stock Purchase Agreement

   Our stock purchase agreement with Alpha establishes what is sometimes termed an equity line of credit or an equity draw down facility. In general, the draw down facility operates like this: Alpha has committed to provide us up to $50 million as we request it in return for common stock we issue to Alpha. Once every 10 trading days, we may request a draw of up to $8 million of that money. The maximum amount we actually can draw down upon each request will be determined by the trading volume and price of our common stock for the 20 trading days before our request. Each draw down must be for at least $500,000. At the end of a 10 day trading period following the draw down request, the per share price is determined based on the five lowest volume-weighted average daily prices of the common stock during that 10 day period. We then divide the draw down amount by the per share purchase price to determine the number of shares we will issue to Alpha in return for that money.

   The total of all draws cannot exceed $50 million, and no single draw can exceed $8 million. We are under no obligation to request a draw for any period.

   The per share dollar amount Alpha pays for our common stock upon each draw down includes a 9% discount from the five lowest daily volume-weighted average prices of our common stock for the 10-day period after our draw down request. The percentage discount will get smaller if our stock rises above $1.50 per share after we submit a draw down notice but before the draw down funding date. For each draw down, we also must issue to Alpha warrants to purchase our common stock. A description of the warrants which will be issued to Alpha upon draw downs is described in more detail below.

   Based on a review of our trading volume and stock price history and the number of draw downs we estimate making, we are registering with the Securities and Exchange Commission for resale by Alpha 95,320,000 shares of common stock for possible issuance under the stock purchase agreement. In addition, we are registering 4,680,000 shares of common stock issuable upon exercise of 500,000 warrants we have granted to Alpha and additional warrants we must grant to Alpha at each draw down closing.

 Amount of the Draw

   No draw can be less than $500,000, more than $8 million or more than 400% of the dollar amount of the average daily trading volume of the common stock, calculated based on the average closing bid price and average daily trading volume for the 20 consecutive trading days immediately before the related draw down notice date. Subject to those limitations, the amount we can draw down is the amount we request in our draw down notice.

   We cannot make another draw down request until expiration of the 10 trading days that follow a draw down request we have already made.

 Price Per Share and Number of Shares

   The 10 trading days immediately following the draw down notice are used to determine the price per share of the common stock that we will issue in return for the money provided by Alpha, and thus the number of shares that Alpha will receive.

   To determine the price per share of common stock that we must issue in connection with the draw down, take the average of the 5 lowest reported daily volume-weighted average prices of our common stock for the 10 trading days immediately after the draw down notice, and multiply it by the draw down discount calculation percentage. The draw down discount calculation percentage is initially equal to 91%. However, for each $.50 that the common stock's market price increases from $1.50 as of the related draw down request date, the draw down discount calculation percentage will increase incrementally by .25%, to a maximum of 97%.

   To determine the number of shares we will issue, we will divide the dollar amount of our draw down request by the per share price of the common stock.

 Sample Calculation of Stock Purchases

   The following is an example of the calculation of the draw down amount and the number of shares we would issue to Alpha in connection with that draw down based on hypothetical assumptions.

  i. Sample Draw Down Amount Calculation

   In this example, suppose we provide notice to Alpha that we wish to make a draw down. Suppose the average daily trading volume for the 20 days before our draw down notice is 800,000 shares and that the average closing bid price of our common stock for the 20 days before the notice is $0.63 per share. The dollar amount of the average daily trading volume of the common stock is 800,000 multiplied by $0.63, or $504,000. We cannot draw down more than 400% of that number, or $2,016,000.

  ii. Sample Calculation of Per Share Price and Number of Shares

   Assume the following:

  . that we have made a draw down request that is capped at $2,016,000 based on the formula above;

  . that the average of the 5 lowest reported daily volume-weighted average prices of the common stock for the 10 trading days immediately after the draw down notice is $0.68; and

  . that the market price for the common stock was not above $1.50 as of the related draw down date, and therefore the draw down discount calculation percentage is 91%.

Based on these assumptions, the price per share that that Alpha would pay for these shares would be $0.68 multiplied by 91%, or $0.6188. Therefore, based on the maximum allowable draw down of $2,016,000 in this situation, we would issue approximately 3,257,919 shares to Alpha.

   On August 31, 2000, we had 51,042,081 shares of common stock outstanding. The following table shows the number of shares we would issue to Alpha and the price it would pay for those shares given the hypothetical variables shown in the table, if:

  . we requested draw downs of the maximum amounts under the stock purchase agreement;

  . we requested as many draws as possible per year for the two year term of the agreement, assuming we issue at least $10 million in common stock the first year and assuming no more than 25 draws per year; and

  . the trading volume and the price in the table is (1) the average daily trading volume and average closing bid price of our common stock for the 20 trading days before each draw down request under the common stock purchase agreement and (2) the average of the five lowest volume-weighted average daily prices for the ten trading days after our draw down request.

                                 Total Amount Drawn Number of Shares Issuable
Average Closing  Average Daily   Under Common Stock   to Alpha Under Common   Price per Share
   Bid Price     Trading Volume  Purchase Agreement Stock Purchase Agreement   Paid by Alpha
---------------  --------------  ------------------ ------------------------- ---------------
     $0.39(1)        446,518(4)     $34,828,404(7)         99,135,824             $0.355
      0.78(2)        893,036(5)      50,000,000(8)         70,422,378              0.710
      1.17(3)      1,339,554(6)      50,000,000(8)         46,961,585              1.065

--------
(1) Based on 50% of the closing bid price of our common stock on August 31, 2000.

(2) Based on the closing bid price of our common stock on August 31, 2000.

(3) Based on 150% of the closing bid price of our common stock on August 31, 2000.

(4) Based on 50% of the average trading volume of our common stock for the 20 trading days preceding August 31, 2000.

(5) Based on the average daily trading volume of our common stock for the 20 trading days before August 31, 2000.

(6) Based on 150% of the average trading volume of our common stock for the 20 trading days before August 31, 2000.

(7) Based on 50 draws over a two-year period.

(8) Based on the maximum $50,000,000 available under the stock purchase agreement.

 Draw Down Warrants

   In addition to the common stock we will issue upon each draw down, we will issue to Alpha warrants to purchase our common stock. The number of shares of common stock purchasable on exercise of these warrants is based on the amount of our draw down request, but will not exceed 4,180,000. To obtain the number of shares of common stock purchasable on exercise of the warrants, multiply the draw down dollar amount by 4,180,000 and divide by $50 million, which is the maximum draw down amount under the common stock purchase agreement. Using the examples above, for a draw down of $2,016,000, we would issue a warrant to purchase 168,538 shares of common stock. Each warrant would be exercisable for three years from the date of its issuance.

   The exercise price for these warrants is 120% of the closing price of our common stock on the date we receive the draw down funds. The warrants may be exercised for cash or by a cashless exercise mechanism. A cashless exercise means that Alpha will receive shares of common stock with a total market value equal to the excess per share of the market value of the common stock over the exercise price, multiplied by the number of shares being exercised.

 Necessary Conditions Before Alpha is Obligated to Purchase our Shares

   The following conditions must be satisfied before Alpha is obligated to purchase the common stock that we wish to sell from time to time:

  . A registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common stock purchased by Alpha;

  . There can be no material adverse change in our business, operations, properties, prospects or financial condition;

  . The representations and warranties we made in the common stock purchase agreement must be accurate in all material respects on the draw down closing date;

  . No statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits completion of the transactions contemplated by the stock purchase agreement; and

  . Trading in our common stock must not have been suspended by the Securities and Exchange Commission or the Nasdaq National Market.

   On each draw down closing date for the sale of shares, we must deliver an opinion from our counsel about these matters.

 Costs

   At the closing of the transaction on July 25, 2000, we delivered the requisite opinion of counsel to Alpha and paid $45,000 for Alpha's legal and administrative costs. We are also obligated to pay Alpha's legal counsel $4,500 upon its initial review of the registration statement we are filing with the Securities and Exchange Commission for Alpha's resales, and $2,000 for each review of amendments or supplements to the registration statement. At closing, we also issued three-year warrants to purchase 500,000 shares of our common stock to Alpha with an exercise price equal to the lesser of $1.375 and 120% of the average closing bid for our common stock for the three consecutive trading days before the effectiveness of the registration statement we have filed with the Securities and Exchange Commission for Alpha's resales.

 Termination of the Stock Purchase Agreement

   The stock purchase agreement expires 12 months after the registration statement we have filed with the Securities and Exchange Commission is declared effective, which we estimate will occur in December 2000. However, if during the initial term of the agreement we draw down at least $10 million, the stock purchase agreement will be extended for an additional 12 months unless we give Alpha notice that we do not wish to extend the term of the agreement. The stock purchase agreement can otherwise be terminated by Alpha only if we breach the agreement to the extent that applicable law would permit Alpha to terminate the agreement.

 Rights of First Refusal

   As part of the stock purchase agreement, Alpha has rights of first refusal if we issue equity in a private transaction. Alpha can purchase the equity on terms equal to or better than the terms we intend to offer to third parties. The right of first refusal does not arise if we issue equity to strategic partners, in an acquisition transaction or upon exercise or conversion of existing securities.

 Registration Rights

   To permit Alpha to resell the shares issued to it under the stock purchase agreement, we agreed to register those shares and to maintain that registration until the earliest of any of the following dates:

  . the date which is one year after delivery to Alpha of all of the common stock and warrants issuable under the common stock purchase agreement; and

  . the date after which all of the common shares held by Alpha that are covered by the registration statement may be sold, in the opinion of our counsel, under Rule 144 under the Securities Act of 1933 irrespective of any applicable volume limitations.

   Our registration rights agreement with Alpha permits us to restrict the resale of the shares Alpha has purchased from us under the common stock purchase agreement for a period of time sufficient to permit us to amend or supplement the prospectus to include material information. If we restrict Alpha for more than 10 consecutive trading days, we will pay Alpha $1,000 per day each day after the 10 day period and until the restriction is lifted, but only if Alpha holds at least 10,000 shares of our common stock.

   We have agreed to pay all of Alpha's expenses in connection with the registration, including attorney's fees but excluding sales commissions and underwriting fees. In addition, we have agreed to indemnify Alpha, its directors and officers, and any persons controlling Alpha, against liabilities under the securities laws relating to the registration statement, or any violations by us of the securities laws in connection with Alpha's offering under the registration statement.

   We filed a registration statement with the Securities and Exchange Commission on October 11, 2000 covering the resale of up to 95,320,000 shares of common stock that we estimate we may sell the Alpha under the stock purchase agreement and 4,680,000 shares of common stock issuable to Alpha upon exercise of warrants it owns or will own upon draw downs.

Consequences of Stock Sales to Alpha

 Dilution

   The sale of stock to Alpha will result in immediate and substantial dilution to the existing holders of our common stock. For example, suppose that the average daily trading volume for the 20 trading days prior to a drawdown notice was 800,000 and that the average closing bid price of our common stock for the 20 days prior to the notice was $.63 per share. If our stock price and average trading volume remained constant over the entire length of the common stock purchase agreement, each draw would be capped at $2,016,000 and we could make 25 draws for a total amount drawn of $50,000,000. Under this assumption, we would issue a total of 80,801,551 shares of our common stock to Alpha and warrants to acquire 4,180,000 additional shares. Based on 50,042,371 shares of our common stock outstanding on November 8, 2000, the shares so purchased by Alpha, without giving effect to the exercise of its warrants, would constitute immediately after issuance approximately 62% of our outstanding common stock.

   However, if our stock price or trading volume remains at current levels, we may not be able to draw down all $50,000,000 under the common stock purchase agreement during the initial 12-month period or at all. Nevertheless, so long as we draw at least $10,000,000 in the first 12 months, the common stock purchase agreement will be extended for 12 months.

 Potential Adverse Effect on Stock Price and Nasdaq Delisting

   Alpha has advised us that it intends to resell a substantial portion of the common stock it purchases from us immediately following purchase. If Alpha or other stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. These sales also might make it more difficult for us to sell common stock or equity-related securities in the future at a time and price that we deem appropriate.

   On September 15, 2000, we received a notice from Nasdaq that our common stock has failed to maintain a minimum closing bid price of $1.00 over the last 30 consecutive trading days as required for continued listing on the Nasdaq National Market. The notice states that if at any time before December 14, 2000, the closing bid price of our common stock is not at least $1.00 for a minimum of 10 consecutive trading days, Nasdaq will reevaluate our compliance with its listing qualifications. Our board of directors has proposed a 1-for-8 reverse stock split to increase the price of our common stock to comply with Nasdaq listing requirements. See Proposal 3.

   Alpha is not required to honor our draw down requests during any period in which our common stock is not listed on the Nasdaq National Market.

 Possible Change of Control

   Based on 50,042,371 shares of our common stock outstanding on November 8, 2000, if Alpha buys at least 50,042,372 shares under the stock purchase agreement and does not resell any of the shares, Alpha will control a majority of our outstanding common stock. Alpha would then be in a position to control the election of directors and any other matter submitted to a vote of our stockholders, including mergers and other extraordinary corporate transactions.

Vote Required

   The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the special meeting is required for approval of the issuance of common stock under the stock purchase agreement with Alpha. Broker non-votes and abstentions will not be counted as having been voted on the proposal. The adoption of Proposal 2 is conditioned on the adoption of Proposal 1.

   The board of directors recommends a vote "FOR" approval of the stock issuances to Alpha. All proxies solicited by the board of directors will be voted "FOR" Proposal 2 unless stockholders specify in their proxies a contrary choice.

                                  PROPOSAL 3:
                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                 EFFECTING A ONE-FOR-EIGHT REVERSE STOCK SPLIT

   Our board of directors has proposed amending Article IV of our certificate of incorporation to effect a 1-for-8 reverse stock split. The proposed amendment will reduce the number of issued and outstanding shares of our common stock by approximately 7/8's, with each 8 shares of common stock currently outstanding, referred to as "old common stock," becoming 1 share of "new common stock." The text of the proposed amendment is attached to this proxy statement as Appendix B.

Purpose of the Reverse Stock Split

   The purpose of the reverse stock split is to facilitate continued listing of our common stock on the Nasdaq National Market. On September 15, 2000, we received a notice from Nasdaq that our common stock has failed to maintain a minimum bid price of $1.00 over the last 30 consecutive trading days as required for continued listing on the Nasdaq National Market. The notice states that if at any time before December 14, 2000, the closing bid price of our common stock is not at least $1.00 for a minimum of 10 consecutive trading days, Nasdaq will reevaluate our compliance with its listing qualifications. Since July 1, 2000, the closing bid price of our common stock has ranged from $0.4375 to $1.50 per share.

   If the market price for our common stock remains below $1.00 per share and we are no longer listed on the Nasdaq National Market, our common stock may be deemed to be penny stock. If our common stock is considered penny stock, it would be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Also, a disclosure schedule must be prepared before any transaction involving a penny stock, and disclosure is required about (1) sales commissions payable to both the broker-dealer and the registered representative and (2) current quotations for the securities. Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Because of these additional obligations, some brokers may not effect transactions in penny stocks. This could have an adverse effect on the liquidity of our common stock.

   The board of directors believes that the reverse stock split is likely to result in the bid price of our common stock increasing over the $1.00 minimum bid price requirement, thereby permitting the continued listing of our common stock on the Nasdaq National Market. However, there can be no assurance that the market price of our common stock will rise in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split or that the market price of our common stock will remain above $1.00 after the split.

Effectiveness of the Reverse Stock Split

   If Proposal 3 is approved by stockholders, the reverse stock split would become effective at such time as we file the amendment to our certificate of incorporation with the Secretary of State of Delaware. Even if the reverse stock split is approved by stockholders, our board of directors has discretion not to carry out the reverse stock split if it determines that the split is not necessary to avoid the delisting of our common stock from the Nasdaq National Market, based on market prices at the time, or it determines that the split will not be beneficial for any other reason. Upon the filing of the amendment, all the old common stock will be converted into new common stock as set forth in the amendment.

Certificates and Fractional Shares

   As soon as practicable after the effective date, PlanetRx will request all stockholders to return their stock certificates representing shares of old common stock outstanding on the effective date in exchange for certificates representing the number of whole shares of new common stock into which the shares of old common stock have been converted as a result of the reverse stock split. Each stockholder will receive a letter of transmittal from PlanetRx's transfer agent containing instructions on how to exchange certificates. STOCKHOLDERS SHOULD NOT SUBMIT THEIR OLD CERTIFICATES TO THE TRANSFER AGENT UNTIL THEY RECEIVE THESE INSTRUCTIONS. In order to receive new certificates, stockholders must surrender their old certificates in accordance with the transfer agent's instructions, together with the properly executed and completed letter of transmittal.

   Beginning with the effective date, each old certificate, until surrendered and exchanged as described above, will be deemed for all purposes to evidence ownership of the number of whole shares of new common stock into which the shares evidenced by the old certificates have been converted.

   No fractional shares will be issued. In lieu of any fractional shares, each holder of old common stock who would otherwise have been entitled to a fraction of a share of new common stock upon surrender of the holder's certificates will be entitled to receive a cash payment, without interest, determined by multiplying (i) the fractional interest to which the holder would otherwise be entitled, after taking into account all shares of old common stock then held of record by the holder, and (ii) the average last sale price of shares of old common stock for the 20 trading days immediately before the effective date or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days, in each case as officially reported on the Nasdaq National Market.

Effects of the Reverse Stock Split

   The principal effect of the reverse stock split will be to decrease the number of shares of common stock outstanding from approximately 51,000,000 shares to approximately 6,375,000 shares. In addition, the board will take appropriate action to adjust proportionately the number of shares of common stock issuable upon exercise of outstanding options, and to adjust the related exercise prices, to reflect the reverse stock split. As a result, following the effective date, the number of shares of common stock issuable upon the exercise of outstanding options will be reduced from approximately 5,900,000 shares to approximately 738,000 shares.

   The reduction in the number of outstanding shares is expected to increase the bid price of our common stock, although there can be no assurance that the price will increase in inverse proportion to the 1-for-8 reverse stock split ratio. The trading price of our common stock depends on many factors, including many which are beyond our control. The higher stock price may increase investor interest and reduce resistance of brokerage firms to recommend the purchase of our common stock.

   The liquidity of our common stock may be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, the split will increase the number of stockholders who own odd-lots. An odd-lot is fewer than 100 shares. Stockholders who hold odd-lots may experience an increase in the cost of selling their shares and may have greater difficulty in making sales.

   The shares of new common stock will be fully paid and non-assessable. The amendment will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. Because no fractional shares of new common stock will be issued, any stockholder who owns fewer than 8 shares of old common stock will cease to be a stockholder of PlanetRx on the effective date. We do not anticipate that the reverse stock split will result in any material reduction in the number of holders of common stock. Each stockholder's percentage ownership of the new common stock will not be altered except for the effect of eliminating fractional shares. We estimate that it will cost between $50,000 and $250,000 to pay for fractional shares.

   Because our authorized common stock will not be reduced, the overall effect will be an increase in authorized but unissued shares of common stock as a result of the reverse stock split. These shares may be issued by our board of directors in its discretion. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock.

   While the board of directors believes it advisable to authorize and approve the reverse stock split for the reasons set forth above, the board is aware that the increase in the number of authorized but unissued shares of common stock may have a potential anti-takeover effect. Our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders seeking to control PlanetRx. The reverse stock split is not being recommended by the board as part of an anti-takeover strategy.

Certain Federal Income Tax Consequences

   The following description of certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (for example, nonresident aliens, broker-dealers or insurance companies) or any aspects of state, local or foreign tax laws. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them of the reverse stock split.

   PlanetRx has been advised that because the reverse stock split is not part of a plan to increase periodically a stockholder's proportionate interest in the assets or earnings and profits of the company, the reverse stock split should not result in the recognition by stockholders of any gain or loss for federal income tax purposes (except to the extent of the cash received in lieu of fractional shares). The holding period for each share of new common stock received by a stockholder will include the stockholder's holding period for its shares of old common stock with respect to which the shares of new common stock are issued, provided that the shares of old common stock were held as capital assets. The adjusted tax basis of each share of new common stock received by a stockholder (including the fractional share for which cash is received) will be the same as the adjusted tax basis of the shares of old common stock with respect to which the share of new common stock is issued. A stockholder who receives cash in lieu of a fractional share of new common stock generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the stockholder's aggregate adjusted tax basis in the shares of old common stock allocated to the fractional share. If the shares of old common stock allocated to the fractional shares were held by the stockholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as capital gain or loss.

Vote Required

   The affirmative vote of the holders of the majority of our outstanding shares of common stock is required for approval of the reverse stock split. Broker non-votes and abstentions will not be counted as having been voted for the proposal. The adoption of Proposal 3 is not conditioned on the adoption of Proposal 1 or 2.

   Stockholders have no right under Delaware law or our Certificate of Incorporation or bylaws to exercise dissenters' rights of appraisal with respect to the reverse stock split.

   The board of directors recommends a vote "FOR" approval of the amendment effecting the reverse stock split. All proxies solicited by the board of directors will be voted "FOR" Proposal 3 unless stockholders specify in their proxies a contrary choice.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table provides information about the beneficial ownership of our common stock as of August 31, 2000. We have listed (1) each person that beneficially owns more than 5% of the outstanding common stock, (2) each of our directors, (3) each of our executive officers identified in the summary compensation table in our annual meeting proxy statement, and (4) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                        Number of Shares  Percentage of Shares
Name of Beneficial Owner (1)           Beneficially Owned  Beneficially Owned
----------------------------           ------------------ --------------------
Officers and Directors:
William J. Razzouk (2)................      1,775,666              3.5%
John McAlpin (3)......................        383,333                *
Allan Goldman (4).....................        291,250                *
David M. Beirne (5)...................      5,392,342             10.6
Terrence C. Burke.....................        200,000                *
Christos Cotsakos (6).................        848,194              1.7
Michael Moritz (7)....................      5,334,989             10.5
Terrence Arndt (8)....................     10,269,990             20.1

Other 5% Stockholders:
Entities affiliated with Benchmark
 Capital (9)..........................      5,334,989             10.5
 2480 Sand Hill Road, Suite 200
 Menlo Park, California 94025
Entities affiliated with Sequoia
 Capital (10)............................   5,334,989             10.5
 3000 Sand Hill Road
 Building 4, Suite 280
 Menlo Park, California 94025
Express Scripts, Inc..................     10,269,990             20.1
 13900 Riverport Drive
 St. Louis, Missouri 63043
All executive officers and directors
 as a group (12 persons) (11)............  24,340,169             45.9%

--------
*     Represents beneficial ownership of less than 1%.

 (1) Unless otherwise indicated, the address of each of the individuals listed in the table is c/o PlanetRx.com, Inc., 349 Oyster Point Road, Suite 201, South San Francisco, California 94080.

 (2) As of the third quarter 2000, William Razzouk is neither an executive officer nor a director. Accordingly, he has not been included in the figures for directors and executive officers as a group.

 (3) Includes options immediately exercisable for 150,000 shares.

 (4) Includes options immediately exercisable for 275,000 shares.

 (5) Includes 50,000 shares held by Ramsey/Beirne Associates and 5,334,989 shares held by Benchmark Capital Partners II, as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders' Fund II, L.P., Benchmark Founders' Fund II-A, and Benchmark Members' Fund II, L.P. Mr. Beirne serves as chairman of Ramsey/Beirne Associates, is a managing member of Benchmark Capital Management Co. II, LLC, the general partner of Benchmark Capital Partners II, L.P., Benchmark Founders' Fund II, L.P., Benchmark Founders' Fund II-A, and Benchmark Members' Fund II, and is a director of PlanetRx.com. He disclaims beneficial ownership of these shares held by Ramsey/Beirne Associates and the Benchmark funds, except with respect to 7,353 shares and to the extent of his pecuniary interest therein.

 (6) Includes 208,628 shares held by the Cotsakos Revocable Trust u/a/d 9/3/87 and 10,463 shares held by Christos M. Cotsakos C/F Suzanne R. Cotsakos CA UTMA, as well as 629,092 shares held by the

   E*TRADE Group, Inc. Mr. Cotsakos is chairman and chief executive officer of the E*TRADE Group, Inc. and a director of PlanetRx.com. He disclaims beneficial ownership of the shares held by E*TRADE Group, Inc.

 (7) Includes:
   .4,835,101 shares held by Sequoia Capital VIII;
   .61,352 shares held by Sequoia International Technology Partners VIII; .320,099 shares held by Sequoia International Technology Partners VIII(Q); .106,698 shares held by CMS Partners, LLC; and .11,737 shares held by Sequoia 1997.

 (8) Consists of 10,369,990 shares beneficially owned by Express Scripts, Inc. Mr. Arndt is Vice President of Marketing for Express Scripts and a director of PlanetRx.com. He disclaims beneficial ownership of the shares held by Express Scripts.

 (9) Consists of 5,334,989 shares held by Benchmark Capital Partners II, L.P. as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders' Fund II, L.P., Benchmark Founders' Fund II-A, and Benchmark Members' Fund II, L.P.

(10) Consists of:
   .4,835,101 shares held by Sequoia Capital VIII;
   .4,835,101 shares held by Sequoia Capital VIII;
   .61,352 shares held by Sequoia International Technology Partners VIII; .320,099 shares held by Sequoia International Technology Partners VIII(Q); .106,698 shares held by CMS Partners, LLC; and .11,737 shares held by Sequoia 1997.

(11) Includes options immediately exercisable for 1,971,074 shares.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

   Stockholder proposals intended to be presented at the 2001 annual meeting must be received by PlanetRx.com at its offices at 349 Oyster Point Blvd., Suite 201, South San Francisco, California 94080, Attn: Investor Relations, not later than January 1, 2001 and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in PlanetRx.com's proxy statement for that meeting. Under Rule 14a-4(c) of the Securities Exchange Act of 1934, a stockholder proposal intended to be presented at the 2001 annual meeting must be received by PlanetRx.com at its offices at 349 Oyster Point Blvd., Suite 201, South San Francisco, California 94080, Attn: Investor Relations, not later than March 16, 2001 in order to prevent the board of directors' proxy holders from using their discretionary voting authority to vote on the proposal when the proposal is raised at the 2001 annual meeting, even though there is no discussion of the proposal in PlanetRx.com's proxy statement for that meeting.

                                 OTHER MATTERS

   The board knows of no other matters to be presented for stockholder action at the special meeting. However, if other matters do properly come before the special meeting or any adjournments or postponements, the board intends that the persons named in the proxies will vote on such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          -------------------------------------
                                          Michael Beindorff
                                          Chairman and Chief Executive Officer

South San Francisco, California
November 14, 2000


   WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE; OR VOTE TELEPHONICALLY OR VIA THE WEB, IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING. IF YOU DECIDE TO ATTEND THE SPECIAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

   THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE SPECIAL MEETING.

                                                                      APPENDIX A

               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
     OF PLANETRX.COM, INC. INCREASING THE NUMBER OF SHARES OF COMMON STOCK

   The first paragraph of Article IV of the corporation's Restated Certificate of Incorporation shall be amended to read in full as follows:

     "This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is two hundred five million (205,000,000) shares. Two hundred million (200,000,000) shares shall be Common Stock, par value $.0001 per share, and five million (5,000,000) shares shall be Preferred Stock, par value $.0001 per share."

                                                                      APPENDIX B

               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
             OF PLANETRX.COM, INC. EFFECTING A REVERSE STOCK SPLIT

   A new second paragraph to Article IV of the corporation's Restated Certificate of Incorporation shall be added as follows:

     "Simultaneously with the effective date of the filing of this amendment to the corporation's Restated Certificate of Incorporation (the "Effective Date"), each eight shares of Common Stock of the corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the "Old Common Stock") shall automatically be reclassified and continued (the "Reverse Split"), without any action on the part of the holder thereof, as one share of Common Stock. The Corporation shall not issue fractional shares on account of the Reverse Split. Holders of Old Common Stock who would otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon surrender of the stock certificates formerly representing shares of the Old Common Stock, in lieu of such fractional share, an amount in cash (the "Cash-in-Lieu Amount") equal to the product of (i) the fractional share which a holder would otherwise be entitled to, multiplied by (ii) the average of the last sale price per share of the Old Common Stock on the 20 trading days immediately prior to the Effective Date or, if no such sale takes place on such days, the average of the closing bid and asked prices thereof for such days, in each case as officially reported on the Nasdaq National Market. No interest shall be payable on the Cash-in-Lieu Amount."

                               Preliminary Copy

PROXY                         PLANETRX.COM, INC.                         PROXY

        349 Oyster Point Blvd., Suite 201, South San Francisco, CA 94080

          This Proxy is Solicited on Behalf of the Board of Directors
                             of PlanetRx.com, Inc.
     for the Special Meeting of Stockholders to be held [November 30, 2000]

     The undersigned holder of common stock, par value $.0001, of PlanetRx.com, Inc. hereby appoints Michael Beindorff and Dorothy An, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all common stock of PlanetRx.com that the undersigned stockholder would be entitled to vote if personally present at the special meeting of stockholders to be held on [Thursday, November 30, 2000] at [9:00 a.m.] local time, at the company's offices at 349 Oyster Point Blvd., Suite 201, South San Francisco, California in "The Cellegy Conference Room," and at any adjournments or postponements of the special meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

     This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the corporate secretary of PlanetRx.com either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the special meeting and voting in person.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

     PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                   (Reverse)
                               PLANETRX.COM, INC.

Please mark votes
[X] as in this example

     1. To approve an amendment to our certificate of incorporation increasing the number of authorized shares of common stock from 100 million to 200 million shares.

                    FOR               AGAINST              ABSTAIN
                    [_]                 [_]                  [_]

     2. To approve a stock purchase agreement dated as of July 25, 2000 with Alpha Venture Capital, Inc., a Cooks Island corporation, providing for the sale by us of up to $50 million of our common stock.


                    FOR               AGAINST              ABSTAIN
                    [_]                 [_]                  [_]

          Approval of Proposal 2 is conditioned on approval of Proposal 1.

     3. To approve an amendment to our certificate of incorporation effecting a 1-for-8 reverse stock split.

                    FOR               AGAINST              ABSTAIN
                    [_]                 [_]                  [_]

     4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

                    FOR               AGAINST              ABSTAIN
                    [_]                 [_]                  [_]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting.

The undersigned acknowledges receipt of the accompanying notice of special meeting of stockholders and proxy statement.

Signature:_________________ Signature (if held jointly):________________
Date:_________, 2000

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the proxy applies. When shares are held as joint tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by president or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.